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                      [Pulaski Financial Corp. Letterhead]


FOR IMMEDIATE RELEASE


PULASKI FINANCIAL REPORTS Q2 NET INCOME UP 50% TO $1.4 MILLION

         -  EPS INCREASES 55% TO $0.48 VS. $0.31
         -  RECORD MORTGAGE CLOSINGS INCREASES MORTGAGE REVENUE BY 89%
         -  RETAIL BANKING REVENUES INCREASE 26%
         -  NET INTEREST INCOME INCREASES 34%
         -  RETIREMENT OF LONG-TERM DEBT FURTHER IMPROVES OUTLOOK

ST. LOUIS, APRIL 25, 2003 -- Pulaski Financial Corp. (Nasdaq: PULB), citing
                                                              ----
record mortgage closings and continuing increases in fee revenue, today reported second-quarter net income climbed 50 percent to $1.4 million, or $0.48 per diluted share, from $900,000, or $0.31 per diluted share, a year earlier.

For the six months ended March 31, 2003, net income climbed 34 percent to $2.8 million, or $0.98 per diluted share, from $2.1 million, or $0.73 per diluted share, for the six months ended March 31, 2002.

MORTGAGE CLOSINGS, FEE INCOME KEY TO STRONG RESULTS

"We continue to reap the benefits from our strategic focus on mortgage and retail banking revenues," said William A. Donius, chairman, president and chief executive officer. "In addition, we have improved our balance sheet over the past year to better position us for a move up in rates as over fifty percent of our assets re-price in thirty days."

Donius noted that continued growth in loan originations boosted mortgage revenues 89 percent to $1.9 million from $1 million in the year-earlier quarter. Mortgage loans sold to investors during the quarter increased 95 percent over the prior year, totaling $349.4 million. Retail banking fees rose 26 percent to $440,000 from $349,000 the prior year.

For the six-month period, mortgage revenues were up about 56 percent to $3.6 million and retail banking fees increased 19 percent to $895,000. "We were able to expand production by adding loan officers in both St. Louis and Kansas City," Donius noted.

Pulaski originated a total of $363.5 million in residential mortgage loans during the second quarter and $725.6 million year to date compared with $154.2 million and $400.1 million the prior year.

NET INTEREST INCOME INCREASES

Net interest income before loss provision for the March 2003 quarter increased 34 percent to $3.3 million from $2.4 million a year earlier. The increase in net interest income was due primarily to the increase in the average balance of loans held for sale to $125.2 million at March 31,


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2003, from $42.7 million a year earlier. The company's net interest margin for the six-month period declined slightly year over year, from 3.66 percent in 2002 to 3.48 percent in 2003.

YEAR TO DATE, NET INTEREST INCOME INCREASED 31 PERCENT TO $6.4 MILLION.

Total assets increased to $432.5 million at March 31, 2003 from $369.2 million at the end of fiscal 2002, primarily the result of the increase in loans held for sale.

"We believe that warehoused loans represent a high-quality asset because they reduce our interest rate risk while providing the benefits of the funding spread," Donius said.

RETIREMENT OF LONG-TERM DEBT FURTHER ENHANCES OUTLOOK

During the quarter, the bank retired $5 million of long term advances, which resulted in expense of $370,000.

"Clearly we are well on our way to achieving our projected strong double-digit EPS growth for 2003," Donius said. "We also are optimistic that fiscal 2004 will be a strong year as we retired $5 million of long-term, high-cost advances this quarter, which combined with a strengthened balance sheet will improve the net interest margin. In addition, our new Kansas City loan office is making an increasingly important contribution to mortgage revenues."

"We also believe our outstanding retail banking team and strong presence in the communities we serve will contribute to ongoing year-over-year growth in 2004 and beyond," Donius said.

Pulaski Financial Corp. serves customers throughout the St. Louis metropolitan area operating in its 81st year through its subsidiary, Pulaski Bank and through Pulaski Bank Home Lending in Kansas City. The Bank offers a full line of quality retail banking products through five full-service offices. The company's website can be accessed at www.pulaskibankstl.com.

STATEMENTS IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS", "ANTICIPATES", "BELIEVES" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.


FOR ADDITIONAL INFORMATION CONTACT:

   William A. Donius, President & CEO            Karl Plath or Brien Gately
   Pulaski Financial Corp.                       The Investor Relations Company
   (314) 878-2210 Ext. 3610                      (847) 296-4200


                                TABLES FOLLOW...



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                                      PULASKI FINANCIAL CORP.
                            UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                           At Mar 31,                      At Sept 30,
                                                        ---------------                 ----------------
                                                             2003                             2002
                                                             ----                             ----
                                                        (in thousands)                   (in thousands)
SELECTED BALANCE SHEET  DATA:

Total assets                                                $432,496                          $ 369,247
Loans receivable, net                                        240,578                            227,581
Loans held for sale, net                                     142,804                             97,174
Investment securities                                          7,130                              4,876
Mortgage-backed & related securities                           5,584                              7,482
Cash and cash equivalents                                     12,217                             11,177
Deposits                                                     243,027                            201,270
FHLB advances                                                134,000                            116,800
Stockholders equity                                           33,953                             32,554
Book value per share                                           12.52                              11.83

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total loans                0.85%                              0.75%
Nonperforming loans as a percent of loans retained             1.35%                              1.07%
Nonperforming assets as a percent of total assets              0.76%                              0.67%
Allowance for loan losses as a percent of total loans          0.84%                              0.79%
Allowance for loan losses as a percent of loans retained       1.34%                              1.11%
Allowance for loan losses as a percent of nonperforming lns   99.39%                            103.74%

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
                                                                Three months                                 Six months
                                                                ended March 31,                              ended March 31,
                                                           2003                 2002                    2003              2002
                                                           ----                 ----                    ----              ----
                                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:

Interest income                                          $5,294                $4,451                $10,542            $9,215
Interest expense                                          2,017                 2,007                  4,111             4,311
                                                     -----------           ----------             ----------        -----------
Net interest income                                       3,277                 2,444                  6,431             4,904
Provision for loan losses                                   394                   233                    770               533
                                                     -----------           ----------             ----------        -----------
Net interest income after provision for loan losses       2,883                 2,211                  5,661             4,371
Retail banking fees                                         440                   349                    895               749
Mortgage revenues                                         1,899                 1,007                  3,635             2,323
Insurance commissions                                        38                    27                     64               103
Gain on sale of securities                                    0                     0                     24                22
Other                                                       196                   163                    432               374
                                                     -----------           ----------             ----------        -----------
   Total non-interest income                              2,573                 1,546                  5,050             3,571

Compensation expense                                      1,379                 1,160                  3,024             2,332
Other                                                     2,027                 1,251                  3,324             2,333
                                                     -----------           ----------             ----------        -----------
   Total non-interest expense                             3,406                 2,411                  6,348             4,665

Income before income taxes                                2,050                 1,346                  4,363             3,277
Income taxes                                                699                   447                  1,565             1,193
                                                     -----------           ----------             ----------        -----------
Net income                                              $ 1,351               $   899                $ 2,798           $ 2,084
                                                     ===========           ==========             ==========        ===========
PER SHARE DATA
Weighted average shares outstanding-basic             2,677,469             2,696,212              2,684,445         2,710,102
Weighted average shares outstanding-diluted           2,837,354             2,864,140              2,840,727         2,863,967
EPS-basic                                                 $0.50                $0.33                   $1.04             $0.77
EPS-diluted                                               $0.48                $0.31                   $0.98             $0.73
Dividends                                                $0.090               $0.075                   $0.18             $0.15


PERFORMANCE RATIOS:
Return on average assets                                  1.32%                1.23%                   1.41%             1.40%
Return on average equity                                 15.65%               11.54%                  16.41%            13.35%
Interest rate spread                                      3.28%                3.53%                   3.33%             3.45%
Net interest margin                                       3.43%                3.71%                   3.48%             3.66%

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